Exhibit 2.1

AMENDMENT #4 TO securities PURCHASE AGREEMENT

THIS AMENDMENT #4 (this “Amendment #4”) to the Securities Purchase Agreement, dated as of October 17, 2014, (as amended by that certain Amendment dated as of December 24, 2014, that certain Amendment #2 dated as of February 5, 2015 and that certain Amendment #3 dated as of March 12, 2015, the “Agreement”) by and among TECO Diversified, Inc., a Florida corporation (“Seller”), and Cambrian Coal Corporation, a Kentucky corporation (“Purchaser”), is made and entered into as of April 17, 2015, by and between Seller and Purchaser.  All capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement.

WITNESSETH THAT:

WHEREAS, the parties desire to amend the Agreement to reflect certain items described herein; and

WHEREAS, Section 9.10 of the Agreement provides, among other things, that the Agreement may be amended by a written mutual agreement executed and delivered by Seller and Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, Seller and Purchaser hereby agree as follows:

1.	Extension of Closing Date. The date “April 24, 2015” in Section 2.2(a) of the Agreement (as amended by the Amendment, Amendment #2 and Amendment #3) shall be deleted and replaced with “June 5, 2015”.
2.	Extension of Outside Date. The date “April 24, 2015” in Section 7.1(b) of the Agreement (as amended by the Amendment, Amendment #2 and Amendment #3) shall be deleted and replaced with “June 5, 2015”.
3.

Approvals, Consents and Waivers.  To the extent that any third party requires payment in order to grant its approval, consent or waiver with respect to any of the leases, coal supply agreements or permits listed on Exhibit 2.2(b)(ii) of the Agreement, Seller shall notify Purchaser of the agreed payment amount of any such payment and Purchaser shall be required to make such payment to such third party within a reasonable period of time prior to the Closing Date so that the applicable approval, consent or waiver is obtained prior to the Closing Date; provided that prior to Seller agreeing to any such payment amount, Seller shall reasonably consult with Purchaser and reasonably consider any input from Purchaser with respect to such payment amount.

4.	Deletion of Section 7.1(f). Section 7.1(f) of the Agreement (as added pursuant to Amendment #3) is hereby deleted in its entirety.

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5.

Effect on Agreement.  This Amendment #4 shall be deemed incorporated into the Agreement and shall be construed and interpreted as though fully set forth therein.  Except as amended and modified herein, the Agreement remains in full force and effect.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment #4 as of the date set forth above.

TECO DIVERSIFIED, INC.

By:	/s/ John B. Ramil
Name:	John B. Ramil
Title:	President

CAMBRIAN COAL CORPORATION

By:	/s/ James H. Booth
Name:	James H. Booth
Title:	President

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